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                                     EXHIBIT 23.2


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                            Independent Auditor's Consent


The Board of Directors
Helen of Troy Limited:

We consent to incorporation by reference herein of our report dated April 30, 1996, relating to the consolidated balance sheets of Helen of Troy Limited and subsidiaries (the "Company") as of February 29, 1996 and February 28, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows, and related schedule for each of the years in the three-year period ended February 29, 1996, which report appears in the February 29, 1996 annual report on Form 10-K of Helen of Troy Limited. Our report refers to the Company's change in method of accounting for income taxes effective March 1, 1993.


                                  /s/ KPMG Peat Marwick LLP

                                  KPMG PEAT MARWICK LLP



El Paso, Texas
August 28, 1996